FIRST NILES FINANCIAL, INC.
ANNOUNCES SECOND QUARTER 2004 EARNINGS

Niles, Ohio, July 15, 2004 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three and six month periods ended June 30, 2004.

Net income for the three months ended June 30, 2004 totaled $244,000 compared to net income of $249,000 for the same period in 2003, a decrease of $5,000, or 2.0%. Net income for the six months ended June 30, 2004 was $504,000 compared to $523,000 for the six months ended June 30, 2003, a decrease of $19,000, or 3.6%. The decrease in net income in the current three and six month periods as compared to the same periods one year ago was primarily the result of a decrease in net interest income, partially offset by an increase in noninterest income and a decrease in noninterest expense.

The annualized return on average assets for the three and six months ended June 30, 2004 was 0.99% and 1.01%, respectively, as compared to 0.99% and 1.04% for the respective comparative periods in 2003. Primary earnings per share for the three and six months ended June 30, 2004 was $0.19 and $0.39, respectively, unchanged from the three month and six month comparative periods in 2003. Net interest income after the provision for loan losses for the second quarter of 2004 was $715,000 as compared to $792,000 for the second quarter of 2003, a decrease of $77,000, or 9.7%. For the six months ended June 30, 2004, net interest income totaled $1.5 million, $139,000 less than for the same comparative period in 2003. The decrease in net interest income in both comparative periods as described above was primarily attributable to lower market interest rates experienced in 2004 as compared to 2003. This environment effected the interest earning assets within our balance sheet to a greater extent than the interest bearing liabilities.

Non-interest income for the second quarter of 2004 was $64,000, compared to $29,000 for the second quarter of 2003. The increase in non-interest income was attributable to a $28,000 increase in the gain on sale of investments and a $7,000 increase in service fees and other income as compared to the same period one year ago. For the six months ended June 30, 2004 non-interest income totaled $166,000, compared to $86,000 for the same six month period in 2003. The increase in non-interest income was primarily attributable to an increase in gain on sale of investments. For the six-months ended June 30, 2004 gain on sale of investments was $152,000 as compared to $78,000 for the same six month period in 2003.

Non-interest expense decreased $36,000 for the quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003. The decrease in non-interest expense in the current quarter was primarily due to a $12,000 decrease in compensation and benefits, a $12,000 reduction in legal and audit expense, and an $8,000 decrease in equity in loss of limited partnership. Non-interest expense decreased $33,000 in the current six month period as compared to the same period one year ago. This decrease was primarily the result of a of a $46,000 decrease in compensation and benefits, partially offset by an $11,000 increase in other operating expense. The decline in compensation and benefits as described above was primarily related to the retirement of two officers. The duties of these officers have generally been absorbed by the remaining staff. However, further staff additions may be necessary as personnel needs are assessed.

Non-performing assets, consisting of non-accruing loans, accruing loans delinquent more than 90 days and real estate owned, totaled $1.1 million at June 30, 2004, or 2.5% of net loans receivable, an increase of $59,000 from December 31, 2003. The allowance for loan losses totaled $758,000 at June 30, 2004, representing 84.2% of non-performing loans and 71.5% of nonperforming assets. As of June 30, 2004, the allowance for loan losses represented 1.8% of net loans receivable and 0.8% of total assets. At December 31, 2003 the allowance for loan losses totaled $759,000 and represented 75.8.% of non-performing loans and non-performing assets, as the Company did not have any real estate owned at that date. At December 31, 2003 the allowance for loan losses represented 2.0% of net loans receivable and 0.8% of total assets.

At June 30, 2004 total assets were $97.3 million compared to $100.0 million at December 31, 2003, a decrease of $2.8 million, or 2.8%. Net loans receivable increased to $41.8 million at June 30, 2004 from $38.8 million at December 31, 2003, an increase of $3.0 million, or 7.8%. Deposits decreased to $60.6 million at June 30, 2004 from $61.9 million at December 31, 2003, a decrease of $1.4 million, or 2.2%.

Total equity at June 30, 2004 was $15.4 million compared to $16.6 million at December 31, 2003. The decrease in total equity was primarily attributable to a $763,000 decrease in unrealized gains on securities available for sale and a $557,000 increase in treasury shares. During the six months ended June 30, 2004 the Company repurchased 64,919 of its shares at an average price of $17.36. These share repurchases were partially offset by the exercise of options to purchase shares by officers, directors and employees of the Company. At June 30, 2004 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE July 15, 2004	For Further Information Contact: William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539
Selected Financial Condition Data
(In thousands, except for per share data)
	June 30, 2004 (Unaudited)	December 31, 2003

Total assets	$97,271	$100,033
Loans receivable, net	41,813	38,778
Securities (AFS) at market	41,853	51,411
Securities (HTM) at cost	7,203	295
Deposits	60,566	61,936
Total borrowings	20,500	20,500
Retained earnings	14,188	14,078
Common stock and paid in capital	6,879	6,897
Total equity	15,403	16,630
Book value per share	$11.19	$11.88

Selected Operating Data Data
(In thousands, except for per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Interest income	$1,201	$1,328	$2,436	$2,687
Interest expense	486	536	984	1,096
Provision for loan losses	-	-	-	-
Net interest income	715	792	1,452	1,591
Non-interest income	64	29	166	86
Non-interest expense	431	467	897	930
Income before inc. tax exp.	348	354	721	747
Income tax expense	104	105	217	224
Net income	244	249	504	523
Earnings per share - basic	$0.19	$0.19	$0.39	$0.39
diluted	0.18	0.18	0.38	0.39